UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2021

Palomar Holdings, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-38873

Delaware	83-3972551
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

7979 Ivanhoe Avenue, Suite 500

La Jolla, California 92037

(Address of principal executive offices, including zip code)

(619) 567-5290

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PLMR	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Selection 13(a) of the Exchange Act ☐

Compensation Arrangements

On July 15, 2021, Palomar Holdings, Inc. (the “Company”) entered into an executive employment agreement with Mac Armstrong, the Company’s Chief Executive Officer and Chair of the Board that extends his current employment term through December 31, 2025 with ability to renew for additional one (1) year terms thereafter. Pursuant to the executive employment agreement, Mr. Armstrong will continue to receive a base salary of $850,000 per year, less applicable withholdings, and he will be eligible to earn an annual target bonus of 100% of his base salary, with a maximum bonus of up to 250% of his base salary, upon achievement of performance objectives to be determined by our board of directors in its sole discretion. Mr. Armstrong is also eligible to participate in the employee benefit plans sponsored by us of general applicability to other employees.

In connection with entering into the executive employment agreement, Mr. Armstrong received a grant of 125,000 restricted stock units. The shares subject to these restricted stock units will vest as follows, subject to Mr. Armstrong’s continued service through each applicable vesting date: 25,000 of the shares will vest on each of the first, second and third anniversary of the date of grant and the remainder shall vest in equal quarterly installments thereafter over a two year period. Mr. Armstrong also received a grant of 225,000 performance stock units (the “PSUs”). The shares subject to these PSUs will be earned upon the achievement of the stock price milestones set forth below:

Average Closing Price Equals or Exceeds	Earned Units
1.5 x $71.00	28,125
1.75 x $71.00	28,125
2.0 x $71.00	28,125
2.25 x $71.00	28,125
2.5 x $71.00	28,125
2.75 x $71.00	28,125
3.0 x $71.00	28,125
3.25 x $71.00	28,125

“Average Closing Price” means the average closing price of a share of Stock as quoted on the national or regional securities exchange or quotation system constituting the primary market for Stock, as reported in the Wall Street Journal or other source as the Company deems reliable, for 30-consecutive trading days (including the date on which the determination is made).

The PSUs that become Earned Units will vest upon continued service as an employee through December 31, 2025 and as an employee and/or director through the fifth anniversary of the grant date.

In addition, the executive employment agreement provides that during the period Mr. Armstrong is employed by us (including calendar year 2021), Mr. Armstrong is eligible to receive annual long-term incentive compensation equity awards under the equity incentive plan with a target value on the applicable grant date of 150% of Mr. Armstrong’s base salary, as calculated based on the grant date fair value of such equity awards as used by us for financial reporting purposes.

The executive employment agreement also provides benefits in connection with a termination of Mr. Armstrong’s employment under specified circumstances. Under the terms of the executive employment agreement, if we terminate Mr. Armstrong’s employment other than for “cause” or Mr. Armstrong terminates his employment for “good reason,” Mr. Armstrong will be entitled to receive, subject to his timely execution and non-revocation of a separation agreement and release of claims in a form reasonably satisfactory to us and his continued adherence to the non-solicitation provision of the executive employment agreement, (i) a lump sum severance payment equal to 200% of the sum of (x) his then-current base salary, as then in effect, plus (y) his target bonus for the fiscal year in which the termination occurs; (ii) reimbursements for Mr. Armstrong’s and his eligible dependents’ COBRA premiums for up to 24 months; and (iii) acceleration of his then unvested equity awards (other than performance stock units previously granted) that would have vested during the 12 month period following separation had Mr. Armstrong remained employed. In addition, the PSUs described above will vest with respect to any shares that would have been earned and vested during the 12-month period following termination had Mr. Armstrong remained employed.

If we terminate Mr. Armstrong’s employment other than for cause, death, or disability, or Mr. Armstrong terminates his employment for good reason, in either case, within three months prior to or 18 months following a Change of Control (as defined in the executive employment agreement), Mr. Armstrong will be entitled to receive accelerated vesting as to 100% of Mr. Armstrong’s then-outstanding equity awards (other than the PSUs) and all or a portion of the unvested PSUs shall vest in accordance with the terms of the award agreements.

The executive employment agreement also provides benefits in connection with a termination of Mr. Armstrong’s employment under specified circumstances.

The summary description of Mr. Armstrong’s executive employment agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the executive employment agreement, a copy of which is filed as Exhibit 10.1 to this Current Report.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Executive Employment Agreement, dated July 15, 2021, by and between the Company and Mac Armstrong.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PALOMAR HOLDINGS, INC.

Date:	July 19, 2021	/s/ T. Christopher Uchida
T. Christopher Uchida
Chief Financial Officer
(Principal Financial and Accounting Officer)